Exhibit 99.1

For Immediate Release
Vail Resorts Contacts:
Investor Relations:  Michael Barkin, (303) 404-1800, InvestorRelations@vailresorts.com
Media:  Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com

Vail Resorts Reports Fiscal 2015 Third Quarter Results and Early Season Pass Sales Results
BROOMFIELD, Colo. - June 8, 2015 - Vail Resorts, Inc. (NYSE: MTN) today reported results for the third quarter of fiscal 2015 ended April 30, 2015, as well as the Company's results of its early season pass sales for the 2015/2016 ski season.
Highlights

•	Resort Reported EBITDA was $267.3 million for the third quarter of fiscal 2015, an increase of 10.9% compared to the same period in the prior year.

•	Net income attributable to Vail Resorts, Inc. was $133.4 million for the third quarter of fiscal 2015, representing a 13.1% increase compared to the same period in the prior year.

•	Total lift revenue for the third quarter of fiscal 2015 increased 13.2% while total skier visits declined 1.4% compared to the prior year.

•
The Company reaffirmed its previous commentary on its guidance range for fiscal 2015, released on April 24, 2015, which does not include any impacts from the anticipated closing of the Perisher Ski Resort ("Perisher") acquisition.

•
Season pass sales for the 2015/2016 ski season were up approximately 12% in units and approximately 20% in sales dollars through May 26, 2015 compared with the prior year period ended May 27, 2014, not including Perisher season pass sales in either period.

Commenting on the Company’s fiscal 2015 third quarter results, Rob Katz, Chief Executive Officer said, “We are pleased with our performance in the third quarter of fiscal 2015. Our results reflect the continued momentum from our growing season pass products, our ability to attract high end destination guests to our collection of resorts and the profitable growth that we are driving across our business. Mountain revenue for the third fiscal quarter increased 8.5% compared to the prior year, with lift revenue growing 13.2% driven by 14.8% growth in effective ticket price (“ETP”) compared to the prior year. We saw strong guest spending across the business this quarter with ski school revenue increasing by 5.9% and dining revenue increasing by 4.0%, compared to the prior year. Our Colorado resorts delivered outstanding growth in pricing and yields compared to a very strong spring ski season last year. Overall, we were able to deliver strong results despite experiencing record low snowfall in Tahoe this season and unseasonably high temperatures in Utah this spring.”
Katz continued, “This season highlighted the importance of our season pass program. Through the third quarter of fiscal 2015, our season pass revenue grew 20.9% and represented 40.8% of our total lift revenue, contributing to the stability and overall growth we have experienced. The strong value proposition of our season pass products continues to drive significant growth in the number of destination guests purchasing season passes and maintains the loyalty of our more weather and value sensitive local guests. We also continue to see the benefits of driving pricing on lift tickets and season passes, revenue from our ancillary services and results from the significant investments we have made in our resorts that continue to deliver a world-class, differentiated experience to our guests. These efforts are supported by our increasingly sophisticated marketing and yield management efforts.”
Regarding Lodging, Katz said, “Our lodging revenue (excluding payroll cost reimbursements) increased 1.7% compared to the prior year period. Our results reflect strong demand from destination guests at our Colorado resorts, offset by the challenging conditions at Tahoe in the third quarter.”
Katz continued, “Resort Reported EBITDA was $267.3 million for the fiscal quarter, an increase of 10.9% over the prior year. Resort Reported EBITDA for the quarter includes $0.9 million of transaction related costs for Perisher and integration related costs for Park City. Resort EBITDA margin for the quarter was 47.2% an increase of 140 basis points compared to the prior year as we continue to leverage our scale to drive profitable growth both organically and through strategic acquisitions.”
Regarding Real Estate, Katz said, “Momentum in our resort real estate markets remains strong with solid demand for our remaining condominium inventory and interest in our development parcels. Net Real Estate Cash Flow for the third quarter of fiscal 2015 was $12.7 million. During the quarter, we closed on three One Ski Hill Place units and the sale of a property in Breckenridge that will be developed into a Marriott Residence Inn, which we announced on the last earnings call. We also closed on the sale of a development land parcel in Vail which generated $8.2 million of cash proceeds. Since April 30, 2015, we have closed on one Ritz-Carlton Residences, Vail and two One Ski Hill Place units. As of today, we also have one Ritz-Carlton Residences, Vail unit and four One Ski Hill Place units under contract, which are expected to close in the upcoming fourth and first fiscal quarters.”
Katz commented, “Despite the challenging conditions we experienced in Tahoe throughout the season and in Utah this quarter, we continued to see meaningful growth across the business and we are pleased to reaffirm our previously released commentary from April 24, 2015 on our fiscal 2015 guidance range which excluded any impact from the Perisher acquisition.”
Katz continued, “Our balance sheet remains very strong and the business continues to generate robust cash flow. We ended the quarter with $125.2 million of cash on hand, and no borrowings under the revolver portion of our credit facility. Our Net Debt was 1.5 times trailing twelve months Total Reported EBITDA. On May 1, 2015, we completed the redemption of $215.0 million 6.50% Senior Subordinated Notes and $41.2 million 6.95% Eagle County Industrial Development Bonds which was funded by a $250.0 million term loan under our credit facility and cash on hand resulting in an estimated $13 million in annual interest savings at current interest rates. I am also very pleased to announce that our Board of Directors has declared a quarterly cash dividend on Vail Resorts’ common stock. The quarterly dividend will be $0.6225 per share of common stock and will be payable on July 10, 2015 to shareholders of record on June 25, 2015.”
Operating Results

A complete Management’s Discussion and Analysis of Financial Condition and Results of Operations can be found in the Company’s Form 10-Q for the third fiscal quarter of 2015 ended April 30, 2015 filed today with the Securities and Exchange Commission. The following are segment highlights:
Mountain Segment

•
Total lift revenue increased $33.3 million, or 13.2%, compared to the same period in the prior year, to $285.2 million for the three months ended April 30, 2015, driven by an $18.3 million, or 21.0%, increase in season pass revenue, as well as a $15.0 million, or 9.1%, increase in lift revenue excluding season pass revenue.

•
Ski school revenue increased by $3.7 million, or 5.9%, and dining revenue increased $1.7 million, or 4.0%, for the three months ended April 30, 2015 compared to the same period in the prior year, driven by increases in yields as well as the addition of Park City.

•
Retail/rental revenue decreased $2.7 million, or 3.7%, for the three months ended April 30, 2015 compared to the same period in the prior year, due primarily to decreases in retail sales and rental revenue in Tahoe, partially offset by the addition of Park City.

•
Operating expense increased $11.4 million, or 4.9%, for the three months ended April 30, 2015 compared to the three months ended April 30, 2014, due primarily to incremental expenses of $14.0 million from the addition of Park City. Operating expense in the fiscal quarter included $0.9 million of transaction related costs for Perisher and integration related costs for Park City and the prior year included $2.4 million of Canyons integration and Park City litigation related expenses.

•	Mountain Reported EBITDA increased $26.8 million, or 11.8%, for the fiscal quarter compared to the same period in the prior year.

•	Mountain Reported EBITDA includes $2.6 million of stock-based compensation expense for the three months ended April 30, 2015 compared to $2.5 million in the same period in the prior year.

Lodging Segment

•	Lodging revenue (excluding payroll cost reimbursements) for the three months ended April 30, 2015 increased $1.1 million, or 1.7%, compared to the same period in the prior year.

•
For the three months ended April 30, 2015, average daily rate (“ADR”) increased 10.0% and revenue per available room (“RevPAR”) increased 9.8% at the Company's owned hotels and managed condominiums compared to the same period in the prior year.

•	Lodging Reported EBITDA decreased $0.5 million to $12.6 million for the three months ended April 30, 2015 compared to the same period in the prior year.

•	Lodging Reported EBITDA includes $0.6 million of stock-based compensation expense for both the three months ended April 30, 2015 and 2014.

Resort - Combination of Mountain and Lodging Segments

•	Resort net revenue increased $40.0 million, or 7.6%, to $566.9 million for the three months ended April 30, 2015 compared to the same period in the prior year.

•	Resort Reported EBITDA was $267.3 million for the three months ended April 30, 2015, an increase of $26.3 million, or 10.9%, compared to the same period in the prior year.

Real Estate Segment

•	Real Estate segment net revenue decreased $3.7 million, or 22.9%, to $12.5 million for the three months ended April 30, 2015 compared to the same period in the prior year.

•	Net Real Estate Cash Flow was $12.7 million for the three months ended April 30, 2015, an increase of $1.4 million from the same period in the prior year.

•	Real Estate Reported EBITDA loss improved by $0.9 million, to a loss of $1.4 million for the three months ended April 30, 2015 compared to the same period in the prior year.

•	Real Estate Reported EBITDA includes $0.3 million and $0.4 million of stock-based compensation expense for the three months ended April 30, 2015 and 2014, respectively.

Total Performance

•	Total net revenue increased $36.3 million, or 6.7%, to $579.3 million for the three months ended April 30, 2015 compared to the same period in the prior year.

•
Net income attributable to Vail Resorts, Inc. was $133.4 million, or $3.56 per diluted share, for the third quarter of fiscal 2015 compared to net income attributable to Vail Resorts, Inc. of $117.9 million, or $3.18 per diluted share, in the third fiscal quarter of the prior year.

Perisher Acquisition Update
The Company anticipates closing on its acquisition of Perisher, Australia’s largest mountain resort, in the fourth quarter of fiscal 2015 for cash consideration of approximately AU$176 million (approximately US$135 million), which the Company expects to fund with available cash on hand and borrowings from the revolver portion of its credit facility. As previously announced, the Company expects Perisher to generate approximately AU$20 million of Resort Reported EBITDA (approximately US$16 million) in its first twelve months of operations, excluding transaction related costs and duties and transition related costs. References to U.S. dollars are based upon currency exchange rates currently in effect.
Season Pass Sales
Commenting on the Company’s season pass sales for the upcoming 2015/2016 ski season, excluding sales of season passes for Perisher, Katz said, “We are thrilled with the results for our season pass sales to date. Pass sales through May 26, 2015 for the upcoming 2015/2016 ski season, increased approximately 12% in units and approximately 20% in sales dollars, as compared to the prior year period through May 27, 2014. These season pass results represent another record-breaking effort and are driven by the compelling value proposition offered by our season pass products, our successful targeted marketing efforts and the transformational changes we are making in Park City for the upcoming season. Our results also include very strong growth in our destination markets, which represented 43% of our total pass sales, up from 30% just four years ago. This represents an incredible achievement in our destination marketing efforts, particularly given the dramatic growth in our overall program, building guest loyalty and increased guest spend and giving us a strong competitive advantage as we look to grow our business into the future. We are also seeing strong momentum in Utah.  Our Colorado sales continue to deliver consistent growth which has been modestly offset by softness in Tahoe after the challenging season for local skiers in that market.”
Katz continued, “Our early season pass results demonstrate the success of our efforts to accelerate the timing of when our guests purchase their season passes. As always, it is important to note that we do not believe that the growth rates from our early sales will be maintained through the remainder of the selling season, as our early growth includes pass holders who purchased last fall. However, we believe the earlier we can move our guest’s purchase decision in the year, the more opportunity it provides us for more stable and consistent growth. Season passes sold for the 2015/2016 ski season through May 26, 2015 represent approximately 44% of the total season passes sold for 2014/2015 ski season.”
Regarding Perisher Freedom Pass sales, Katz commented, “Perisher’s traditional Freedom Pass selling season is August through October for the subsequent June through October ski season. As part of the announcement of our acquisition, Perisher reopened sales of the Freedom Pass, including "Epic Benefits" with access to our U.S. resorts, from March 31, 2015 through June 2, 2015. We have been very pleased with the engagement and enthusiasm in the Australian ski market from our announcement. In total, Perisher’s Freedom Pass sales for the upcoming 2015 Australian ski season increased 68% compared to the prior year, with over two thirds of the growth occurring in the last two months following the acquisition announcement and after adding access to our U.S. resorts. Based on what we have seen to date, we believe our acquisition of Perisher will drive greater loyalty and visitation to Perisher and to our U.S. resorts.”

Epic Discovery Update
The Company received all necessary approvals to commence construction of Epic Discovery activities at Heavenly during the summer of 2015. With the addition of these projects, the calendar year 2015 Epic Discovery capital plan is expected to total $17 million in anticipated spending which will result in approximately $6 million to $8 million of incremental Resort Reported EBITDA in calendar year 2016.
Earnings Conference Call
The Company will conduct a conference call today at 11:30 a.m. eastern time to discuss the financial results. The call will be webcast and can be accessed at www.vailresorts.com in the Investor Relations section, or dial (888) 500-6973 (U.S. and Canada) or (719) 457-2656 (international). A replay of the conference call will be available two hours following the conclusion of the conference call through June 22, 2015, at 12:30 p.m. eastern time.  To access the replay, dial (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international), pass code 9691992.  The conference call will also be archived at www.vailresorts.com.

About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts, Inc., through its subsidiaries, is the leading mountain resort operator in the United States. The Company's subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado; Park City and Canyons in Utah; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Afton Alps in Minnesota and Mt. Brighton in Michigan; and the Grand Teton Lodge Company in Jackson Hole, Wyoming. The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties. Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.
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Forward-Looking Statements
Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries; unfavorable weather conditions or natural disasters; willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases, and the cost and availability of travel options; adverse events that occur during our peak operating periods combined with the seasonality of our business; competition in our mountain and lodging businesses; high fixed cost structure of our business; our ability to successfully initiate, complete and sell our real estate development projects and achieve the anticipated financial benefits from such projects; our ability to fund resort capital expenditures; our reliance on government permits or approvals for our use of federal land or to make operational and capital improvements; risks related to federal, state and local government laws, rules and regulations; risks related to our reliance on information technology; our failure to maintain the integrity of our customer or employee data; adverse consequences of current or future legal claims; a deterioration in the quality or reputation of our brands, including from the risk of accidents at our mountain resorts; our ability to hire and retain a sufficient seasonal workforce; risks related to our workforce, including increased labor costs; loss of key personnel; our ability to successfully integrate acquired businesses or future acquisitions; our ability to realize anticipated financial benefits from Canyons or Park City; fluctuations in foreign currency exchange rates, in particular the Australian Dollar; impairments or write downs of our assets; changes in accounting estimates and judgments, accounting principles, policies or guidelines; and a materially adverse change in our financial condition; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2014.
All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.
Statement Concerning Non-GAAP Financial Measures
When reporting financial results, we use the terms Reported EBITDA, Reported EBITDA excluding the non-cash gain on Park City litigation settlement, Resort EBITDA Margin, Net Debt, Net Real Estate Cash Flow, Lodging net revenue excluding payroll cost reimbursement, and Lodging operating expense excluding reimbursed payroll costs, which are not financial measures under accounting principles generally accepted in the United States of America (“GAAP”). We define Reported EBITDA as segment net revenue less segment operating expense plus or minus segment equity investment income or loss plus gain on litigation settlement, and for the Real Estate segment plus gain on sale of real property. For Resort, we define Resort EBITDA Margin as Resort Reported EBITDA divided by Resort net revenue. In this release, we also separately present Reported EBITDA excluding the non-cash gain on Park City litigation settlement. We define Net Debt as long-term debt plus long-term debt due within one year less cash and cash equivalents. For the Real Estate segment, we define Net Real Estate Cash Flow as Real Estate Reported EBITDA, plus non-cash real estate cost of sales, non-cash stock-based compensation expense, and change in real estate deposits and recovery of previously incurred project costs less investment in real estate. For the

Lodging segment, we primarily focus on Lodging net revenue excluding payroll cost reimbursement and Lodging operating expense excluding reimbursed payroll costs as the reimbursements are made based upon the costs incurred with no added margin, as such the revenue and corresponding expense have no effect on our Lodging Reported EBITDA, which we use to evaluate Lodging segment performance. Please see “Reconciliation of Non-GAAP Financial Measures” below for more information.
This news release includes the estimated incremental Resort Reported EBITDA impact from Perisher. With respect to the Company's non-GAAP projections for Perisher, the Company is not able to provide a reconciliation of the non-GAAP financial measures to GAAP because it does not provide specific guidance for the various non-recurring and recurring reconciling items. Certain items that impact these measures have not yet occurred, are out of the Company's control and/or cannot be reasonably predicted, and as a result, reconciliation of the non-GAAP guidance measures to GAAP is not available without unreasonable effort.

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Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2015	2014	2015	2014
Net revenue:
Mountain	$499,551	$460,587	$1,022,968	$909,574
Lodging	67,323	66,293	185,180	179,694
Real estate	12,469	16,167	29,694	29,890
Total net revenue	579,343	543,047	1,237,842	1,119,158
Segment operating expense:
Mountain	244,675	233,301	645,593	601,587
Lodging	54,726	53,182	166,407	163,346
Real estate	14,028	18,445	35,513	35,682
Total segment operating expense	313,429	304,928	847,513	800,615
Other operating (expense) income:
Depreciation and amortization	(38,242)	(35,588)	(111,587)	(105,948)
Gain on sale of real property	151	—	151	—
Gain on litigation settlement	—	—	16,400	—
Change in fair value of contingent consideration	—	—	4,550	—
(Loss) gain on disposal of fixed assets and other, net	(71)	634	(852)	(839)
Income from operations	227,752	203,165	298,991	211,756
Mountain equity investment (loss) income, net	(129)	665	396	1,282
Investment income, net	119	124	155	289
Interest expense	(13,735)	(16,408)	(41,110)	(48,745)
Income before provision for income taxes	214,007	187,546	258,432	164,582
Provision for income taxes	(80,605)	(69,680)	(73,654)	(60,953)
Net income	$133,402	$117,866	$184,778	$103,629
Net loss attributable to noncontrolling interests	8	80	118	204
Net income attributable to Vail Resorts, Inc.	$133,410	$117,946	$184,896	$103,833
Per share amounts:
Basic net income per share attributable to Vail Resorts, Inc.	$3.67	$3.26	$5.09	$2.88
Diluted net income per share attributable to Vail Resorts, Inc.	$3.56	$3.18	$4.95	$2.80
Cash dividends declared per share	$0.6225	$0.4150	$1.4525	$0.8300
Weighted average shares outstanding:
Basic	36,354	36,159	36,310	36,105
Diluted	37,453	37,054	37,362	37,025
Other Data:
Mountain Reported EBITDA	$254,747	$227,951	$394,171	$309,269
Lodging Reported EBITDA	$12,597	$13,111	$18,773	$16,348
Resort Reported EBITDA	$267,344	$241,062	$412,944	$325,617
Real Estate Reported EBITDA	$(1,408)	$(2,278)	$(5,668)	$(5,792)
Total Reported EBITDA	$265,936	$238,784	$407,276	$319,825
Mountain stock-based compensation	$2,606	$2,475	$8,846	$7,657
Lodging stock-based compensation	$609	$587	$1,912	$1,599
Resort stock-based compensation	$3,215	$3,062	$10,758	$9,256
Real Estate stock-based compensation	$277	$423	$960	$1,283
Total stock-based compensation	$3,492	$3,485	$11,718	$10,539

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands, except effective ticket price ("ETP"))
(Unaudited)

	Three Months Ended April 30,		Percentage Increase	Nine Months Ended April 30,		Percentage Increase
	2015	2014	(Decrease)	2015	2014	(Decrease)
Net Mountain revenue:
Lift	$285,249	$251,914	13.2%	$524,537	$447,271	17.3%
Ski school	66,216	62,512	5.9%	123,511	109,442	12.9%
Dining	44,003	42,303	4.0%	90,661	82,369	10.1%
Retail/rental	71,078	73,785	(3.7)%	195,563	188,401	3.8%
Other	33,005	30,073	9.7%	88,696	82,091	8.0%
Total Mountain net revenue	$499,551	$460,587	8.5%	$1,022,968	$909,574	12.5%
Mountain operating expense:
Labor and labor-related benefits	$99,926	$93,275	7.1%	$245,401	$226,288	8.4%
Retail cost of sales	23,520	25,636	(8.3)%	75,856	76,490	(0.8)%
Resort related fees	31,624	26,630	18.8%	57,773	47,976	20.4%
General and administrative	37,047	33,686	10.0%	112,613	100,490	12.1%
Other	52,558	54,074	(2.8)%	153,950	150,343	2.4%
Total Mountain operating expense	$244,675	$233,301	4.9%	$645,593	$601,587	7.3%
Gain on litigation settlement	—	—	—%	16,400	—	nm
Mountain equity investment (loss) income, net	(129)	665	(119.4)%	396	1,282	(69.1)%
Mountain Reported EBITDA	$254,747	$227,951	11.8%	$394,171	$309,269	27.5%

Less: gain on litigation settlement	—	—	—%	(16,400)	—	nm
Mountain Reported EBITDA excluding gain on litigation settlement	$254,747	$227,951	11.8%	$377,771	$309,269	22.1%

Total skier visits	4,118	4,176	(1.4)%	8,189	7,688	6.5%
ETP	$69.27	$60.32	14.8%	$64.05	$58.18	10.1%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except ADR and RevPAR)
(Unaudited)

	Three Months Ended April 30,		Percentage Increase	Nine Months Ended April 30,		Percentage Increase
	2015	2014	(Decrease)	2015	2014	(Decrease)
Lodging net revenue:
Owned hotel rooms	$13,097	$12,632	3.7%	$39,348	$36,943	6.5%
Managed condominium rooms	21,904	20,578	6.4%	49,663	46,474	6.9%
Dining	9,778	9,768	0.1%	31,538	31,016	1.7%
Transportation	9,690	9,865	(1.8)%	20,504	19,489	5.2%
Golf	—	—	—%	7,805	7,642	2.1%
Other	10,190	10,757	(5.3)%	28,811	30,225	(4.7)%
	64,659	63,600	1.7%	177,669	171,789	3.4%
Payroll cost reimbursements	2,664	2,693	(1.1)%	7,511	7,905	(5.0)%
Total Lodging net revenue	$67,323	$66,293	1.6%	$185,180	$179,694	3.1%
Lodging operating expense:
Labor and labor-related benefits	$26,465	$25,075	5.5%	$79,783	$76,794	3.9%
General and administrative	8,736	7,932	10.1%	25,102	23,551	6.6%
Other	16,861	17,482	(3.6)%	54,011	55,096	(2.0)%
	52,062	50,489	3.1%	158,896	155,441	2.2%
Reimbursed payroll costs	2,664	2,693	(1.1)%	7,511	7,905	(5.0)%
Total Lodging operating expense	$54,726	$53,182	2.9%	$166,407	$163,346	1.9%
Lodging Reported EBITDA	$12,597	$13,111	(3.9)%	$18,773	$16,348	14.8%

Owned hotel statistics:
ADR	$267.26	$243.33	9.8%	$232.30	$218.30	6.4%
RevPar	$187.20	$183.02	2.3%	$148.35	$141.33	5.0%
Managed condominium statistics:
ADR	$407.76	$372.69	9.4%	$360.46	$339.98	6.0%
RevPar	$177.06	$157.56	12.4%	$122.46	$106.75	14.7%
Owned hotel and managed condominium statistics (combined):
ADR	$360.54	$327.80	10.0%	$307.40	$288.66	6.5%
RevPar	$179.48	$163.41	9.8%	$129.53	$115.79	11.9%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of April 30,
	2015	2014
Real estate held for sale and investment	$137,740	$170,818

Total Vail Resorts, Inc. stockholders’ equity	963,490	907,149

Long-term debt	379,796	799,223
Long-term debt due within one year	256,953	879
Total debt	636,749	800,102
Less: cash and cash equivalents	125,214	307,431
Net debt	$511,535	$492,671

Reconciliation of Non-GAAP Financial Measures
Reported EBITDA, Reported EBITDA excluding the non-cash gain on the Park City litigation settlement, Resort EBITDA Margin, Net Debt, and Net Real Estate Cash Flow are not measures of financial performance under GAAP, and they might not be comparable to similarly titled measures of other companies. Reported EBITDA, Reported EBITDA excluding the non-cash gain on the Park City litigation settlement, Resort EBITDA Margin, Net Debt, and Net Real Estate Cash Flow should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP including net income, net change in cash and cash equivalents or other financial statement data.
Reported EBITDA and Net Real Estate Cash Flow have been presented herein as measures of the Company's performance. The Company believes that Reported EBITDA is an indicative measurement of the Company's operating performance, and is similar to performance metrics generally used by investors to evaluate other companies in the resort and lodging industries. The Company primarily uses Reported EBITDA based targets in evaluating performance. For Resort, the Company defines Resort EBITDA Margin as Resort Reported EBITDA divided by Resort net revenue, which is not a measure of financial performance under GAAP, as the Company believes it is an important measurement of operating performance. In this release, the Company also separately presents Reported EBITDA excluding the non-cash gain on the Park City litigation settlement. The Company believes that Net Debt is an important measurement of liquidity as it is an indicator of the Company's ability to obtain additional capital resources for its future cash needs. Additionally, the Company believes Net Real Estate Cash Flow is important as a cash flow indicator for its Real Estate segment.
Presented below is a reconciliation of Reported EBITDA to net income attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the three and nine months ended April 30, 2015 and 2014.

	(In thousands) (Unaudited)		(In thousands) (Unaudited)
	Three Months Ended April 30,		Nine Months Ended April 30,
	2015	2014	2015	2014
Mountain Reported EBITDA excluding gain on litigation settlement	$254,747	$227,951	$377,771	$309,269
Lodging Reported EBITDA	12,597	13,111	18,773	16,348
Resort Reported EBITDA excluding gain on litigation settlement*	267,344	241,062	396,544	325,617
Gain on litigation settlement	—	—	16,400	—
Resort Reported EBITDA*	267,344	241,062	412,944	325,617
Real Estate Reported EBITDA	(1,408)	(2,278)	(5,668)	(5,792)
Total Reported EBITDA	265,936	238,784	407,276	319,825
Depreciation and amortization	(38,242)	(35,588)	(111,587)	(105,948)
(Loss) gain on disposal of fixed assets and other, net	(71)	634	(852)	(839)
Change in fair value of contingent consideration	—	—	4,550	—
Investment income, net	119	124	155	289
Interest expense	(13,735)	(16,408)	(41,110)	(48,745)
Income before provision for income taxes	214,007	187,546	258,432	164,582
Provision for income taxes	(80,605)	(69,680)	(73,654)	(60,953)
Net income	$133,402	$117,866	$184,778	$103,629
Net loss attributable to noncontrolling interests	8	80	118	204
Net income attributable to Vail Resorts, Inc.	$133,410	$117,946	$184,896	$103,833

*	Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of Total Reported EBITDA to net income attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the twelve months ended April 30, 2015.

(In thousands)
(unaudited)
Twelve Months Ended April 30, 2015
Total Reported EBITDA excluding gain on litigation settlement	$332,785
Non-cash gain on the Park City litigation settlement	16,400
Total Reported EBITDA	349,185
Depreciation and amortization	(146,240)
Loss on disposal of fixed assets and other, net	(1,221)
Change in fair value of contingent consideration	3,150
Investment income, net	241
Interest expense	(56,362)
Loss on extinguishment of debt	(10,831)
Income before provision for income taxes	137,922
Provision for income taxes	(28,567)
Net income	$109,355
Net loss attributable to noncontrolling interests	186
Net income attributable to Vail Resorts, Inc.	$109,541

*	Resort represents the sum of Mountain and Lodging

The following table reconciles Net Debt to long-term debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended April 30, 2015.

	(In thousands) (Unaudited) As of April 30, 2015
Long-term debt	$379,796
Long-term debt due within one year	256,953
Total debt	636,749
Less: cash and cash equivalents	125,214
Net debt	$511,535
Net debt to Total Reported EBITDA	1.5	x
Net debt to Total Reported EBITDA, excluding the non-cash gain on the Park City litigation settlement	1.5	x

The following table reconciles Real Estate Reported EBITDA to Net Real Estate Cash Flow for the three and nine months ended April 30, 2015 and 2014.

	(In thousands) (Unaudited) Three Months Ended April 30,		(In thousands) (Unaudited) Nine Months Ended April 30,
	2015	2014	2015	2014
Real Estate Reported EBITDA	$(1,408)	$(2,278)	$(5,668)	$(5,792)
Non-cash Real Estate cost of sales	10,438	12,531	23,058	22,635
Non-cash Real Estate stock-based compensation	277	423	960	1,283
Change in Real Estate deposits and recovery of previously incurred project costs less investments in Real Estate	3,404	641	3,639	2,751
Net Real Estate Cash Flow	$12,711	$11,317	$21,989	$20,877

The following table reconciles Resort Net Revenue to Resort EBITDA Margin for the three months ended April 30, 2015.

(In thousands) (Unaudited) Three Months Ended April 30,
2015
Resort net revenue (1)	$566,874
Resort Reported EBITDA (1)	$267,344
Resort EBITDA margin	47.2%

(1) Resort represents the sum of Mountain and Lodging